UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐     Preliminary Proxy Statement

☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒     Definitive Proxy Statement

☐     Definitive Additional Materials

☐     Soliciting Material Pursuant to Section240.14a-12

NATIONAL BANKSHARES, INC.

-----------------------------------------------------------------------

(Name of Registrant as Specified In Its Charter)

-----------------------------------------------------------------------

(Name of Person(s) Filing Proxy Statement, if other than the

Registrant)

Payment of Filing Fee (Check the appropriate box):

☒     No fee required.

☐     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

----------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

----------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

----------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

----------------------------------------------------------

(5) Total fee paid:

----------------------------------------------------------

☐     Fee paid previously with preliminary materials.

☐     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

----------------------------------------------------------

(2) Form, Schedule or Registration Statement No.:

----------------------------------------------------------

(3) Filing Party:

----------------------------------------------------------

(4) Date Filed:

----------------------------------------------------------

March 29, 2019

Dear Fellow Stockholder:

We invite you to join us for the Annual Meeting of Stockholders of National Bankshares, Inc. on Tuesday, May 14, 2019, at 3:00 p.m. The Annual Meeting will be held at the Custom Catering Center at 902 Patrick Henry Drive, at the intersection of North Main Street, in Blacksburg, Virginia. A map and directions to Custom Catering are on the reverse side of this letter.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. We will be electing your directors, and we will report on the operations of Bankshares.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. On behalf of the Board of Directors, I urge you to please sign, date and return the Proxy in the enclosed postage-paid envelope. Please return the Proxy as soon as possible, even if you now plan to attend the Annual Meeting. This will not prevent you from voting in person, but it will ensure that your vote is counted if you are unable to attend the meeting.

Thank you for your interest and investment in National Bankshares, Inc.

Sincerely, F. Brad Denardo President and Chief Executive Officer

DIRECTIONS TO CUSTOM CATERING CENTER

FROM THE NORTH:

Exit left from US Route 460 at first Blacksburg exit to Business Route 460 (North Main Street). Proceed south on North Main Street to traffic light just past Food Lion Plaza. Turn right at traffic light onto Patrick Henry Drive, and turn at first right into Custom Catering Center.

FROM THE SOUTH:

Exit right from US Route 460 Bypass at first Prices Fork Road exit (Downtown). Follow Prices Fork Road to its end at the intersection with North Main Street. Proceed ¾ around the traffic circle and turn right onto North Main Street. Proceed north to second traffic light, at the intersection of Patrick Henry Drive. Turn left at Patrick Henry Drive, and turn at first right into Custom Catering Center.

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 14, 2019

To the Stockholders of National Bankshares, Inc.:

Notice is hereby given that the 2019 Annual Meeting of Stockholders of National Bankshares, Inc. will be held as follows:

Place:	Custom Catering Center
902 Patrick Henry Drive (at the intersection of North Main Street)
Blacksburg, Virginia 24060

Date:	Tuesday, May 14, 2019

Time:	3:00 p.m., Eastern Standard Time

The meeting is for the purpose of considering and acting upon the following items of business:

1.	Election of Three Class 2 Directors: To elect three Class 2 Directors to serve a term of three years each until the 2022 Annual Meeting.

2.	Advisory (Non-Binding) Vote to Approve Executive Compensation: To vote on a resolution to approve the compensation of the named executive officers disclosed in this proxy statement.

3.

Ratification of Appointment of Registered Independent Public Accounting Firm: To vote on a proposal to ratify the Board of Directors’ appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

4.

Other Business: To consider and act on any other matters that may properly come before the Annual Meeting or any adjournment. The Board of Directors is not aware of any other business to come before the Annual Meeting.

Only stockholders of record at the close of business on March 13, 2019 are entitled to receive notice of and to vote at the meeting, or at any adjournments of the meeting.

Your attention is directed to the proxy statement accompanying this notice for a more complete statement of the matters proposed to be acted upon at the meeting.

To assure that your shares are represented at the meeting, please complete, date, sign and mail promptly the enclosed proxy, for which a return envelope is provided. The proxy will not be used if you attend and vote in person at the meeting. You may revoke your proxy prior to actual voting of the proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Lara E. Ramsey Corporate Secretary
Blacksburg, Virginia March 29, 2019

PROXY STATEMENT

OF

NATIONAL BANKSHARES, INC.

101 HUBBARD STREET

BLACKSBURG, VA 24060

P.O. BOX 90002

BLACKSBURG, VA 24062-9002

540-951-6300

www.nationalbankshares.com

www.nationalbanksharesproxy.com

--------------

ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, MAY 14, 2019

This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board”) of National Bankshares, Inc. (“NBI,” “Bankshares” or the “Company”) to be used at the 2019 Annual Meeting of Stockholders to be held at the Custom Catering Center at 902 Patrick Henry Drive, at the intersection of North Main Street, Blacksburg, Virginia, at 3:00 p.m., on Tuesday, May 14, 2019, and at any adjournments of the meeting. The approximate mailing date of the proxy statement, the notice of annual meeting and the accompanying proxy is March 29, 2019.

REVOCATION OF PROXIES

Stockholders who sign and send in their proxies retain the right to revoke them at any time prior to the actual voting of the proxies at the Annual Meeting. Proxies may be revoked by written notice received prior to the meeting, by attending the meeting and voting in person or by submitting a signed proxy with a later date. A written notice revoking a previously executed proxy should be sent to National Bankshares, Inc., P.O. Box 90002, Blacksburg, Virginia 24062-9002, Attention: F. Brad Denardo. Unless revoked, the shares represented by properly executed proxies will be voted at the meeting according to the instructions contained in the proxy.

Where no instructions are given, proxies will be voted for the nominees for directors set forth in Proposal 1; for the non-binding resolution to approve the compensation of the named executive officers described in Proposal 2; and for the ratification of the appointment of Yount, Hyde & Barbour, P.C. as the independent registered public accounting firm for the year ending December 31, 2019 described in Proposal 3.

An Annual Report to Stockholders, including the financial statements for the Company’s fiscal year ended December 31, 2018, is being mailed to you at the same time as this Proxy Statement, but should not be considered proxy solicitation material.

VOTING SECURITIES AND STOCK OWNERSHIP

As of March 13, 2019, Bankshares had 6,505,574 shares of common stock ($1.25 par value) issued and outstanding. Each of the shares is entitled to one vote at the Annual Meeting. Only those stockholders of record at the close of business on March 13, 2019 will be entitled to vote at the meeting or at any adjournments.

A majority of votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it will be considered to be present for purposes of establishing a quorum. Abstentions and shares held of record by a broker or its nominee or in “street name” (“broker shares”) which are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present. If a quorum is established, directors will be elected by a plurality of votes cast by shares entitled to vote at the Annual Meeting. On all other matters, the vote of a majority of shares present in person or by proxy and entitled to vote is required. Broker shares may not be voted in an uncontested Board election such as this one unless the beneficial owner has provided voting instructions. Votes that are withheld and broker shares that are not voted on any matter will not be included in determining the number of votes cast.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Shown below is information with respect to persons or groups that beneficially own more than 5% of National Bankshares, Inc. common stock as of December 31, 2018. This share information is derived from Schedule 13G filed by such persons or groups.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned as of December 31, 2018		Percentage Of Class
National Rural Electric Cooperative Association RE Advisers Corporation 4301 Wilson Boulevard Arlington, VA 22203	530,199	(2)	7.62%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	479,979	(1)	6.90%
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	408,807	(3)	5.88%

(1) Sole dispositive power for 479,979 shares and sole voting power for 467,583 have been reported.

(2) Sole dispositive and sole voting power for 530,199 shares have been reported.

(3) Sole dispositive and sole voting power for 408,807 shares have been reported.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table presents the beneficial ownership of National Bankshares, Inc. common stock as of March 13, 2019, by each director, nominee and executive officer named in the Summary Compensation Table and all directors and executive officers as a group. Except as otherwise noted, the named individual has sole voting and investment power with respect to the stock.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned as of March 13, 2019		Percentage Of Class
Lawrence J. Ball	5,000		*
F. Brad Denardo	33,169	(2)(3)	*
John E. Dooley	4,500		*
Michael E. Dye	2,717	(3)	*
Norman V. Fitzwater, III	5,000	(3)	*
Charles E. Green, III	41,138	(1)(3)	*
Mildred R. Johnson	2,009	(1)	*
Jack M. Lewis	9,056		*
Rebecca M. Melton	---		*
Mary G. Miller	3,600		*
Paul M. Mylum	526	(6)	*
William A. Peery	12,998	(1)	*
James G. Rakes	87,403	(1)	1.34%
Lara E. Ramsey	4,384	(4)	*
Glenn P. Reynolds	7,409	(1)	*
David K. Skeens	8,347	(5)	*
Mark A. Smith	84	(7)	*
James C. Thompson	8,222		*
J. Lewis Webb, Jr.	7,218		*
All Nominees, Current Directors and Executive Officers as a Group (19 persons)	242,780		3.73%
*	Represents less than 1% of the Company’s outstanding common stock.
(1)

Includes shares held by affiliated companies, spouses and dependent children, or as custodians or trustees, as follows: Mr. Green, 11,880 shares; Ms. Johnson, 1,002 shares; Mr. Peery, 7,332 shares; Mr. Rakes, 888 shares; Mr. Reynolds, 2,078 shares.

(2)	Includes 16,176 shares owned through National Bankshares, Inc. Employee Stock Ownership Plan.
(3)	Includes shares owned jointly with spouse: Mr. Denardo, 485 shares; Mr. Dye, 1,717 shares; Mr. Green, 8,158 shares; Mr. Fitzwater, 5,000 shares; Mr. Rakes 35,352 shares.
(4)	Includes 4,384 shares owned through National Bankshares, Inc. Employee Stock Ownership Plan.
(5)	Includes 8,285 shares owned through National Bankshares, Inc. Employee Stock Ownership Plan.
(6)	Includes 526 shares owned through National Bankshares, Inc. Employee Stock Ownership Plan.
(7)	Includes 84 shares owned through National Bankshares, Inc. Employee Stock Ownership Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) requires our directors and officers to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of all forms filed.

To our knowledge and based on the written representations of our directors and executive officers, during the past fiscal year our officers and directors complied with all applicable Section 16(a) filing requirements.

Stock Ownership Guidelines

While many of the Company’s directors and executive officers hold Bankshares stock, the Company does not have specific policy regarding stock ownership and retention for its directors and executive officers at this time. The Compensation Committee, however, will continue to periodically review best practices and re-evaluate whether stock ownership guidelines are consistent with the compensation philosophy of Bankshares and with the stockholders’ interests.

Anti-Hedging and Pledging Policy

In 2016, the Company adopted an Anti-Hedging and Pledging Policy. Under the policy, Company directors and named executive officers are prohibited from engaging in short sales of Bankshares stock and from engaging in transactions in publicly-traded options, such as puts, calls and other derivative securities based on Bankshares stock including any hedging, monetization or similar transactions designed to decrease the risks associated with holding Bankshares stock such as zero-cost collars and forward sales contracts. In addition, Company directors and named executive officers are prohibited from pledging Bankshares stock as collateral for any loan or holding Bankshares stock in a margin account.

ELECTION OF DIRECTORS

Our Company’s articles of incorporation provide that the directors will be divided into three classes (1, 2 and 3) with each class as nearly equal in number as possible and the term of office of each class ending in successive years. The articles of incorporation also provide that the number of directors shall be set by the by-laws but shall not be less than nine or more than twenty-six. On March 13, 2019, the Board of Directors amended the by-laws to set the number of directors from fourteen to twelve. For the purpose of the election of directors at the Annual Meeting, the number of directors set forth in the by-laws remains twelve. The current term of office of the Class 2 directors expires at this 2019 Annual Meeting of Stockholders. The terms of Class 3 and Class 1 directors will expire in 2020 and 2021, respectively. In the future, the Board may consider adjustment of the size of each class of directors.

The Board of Directors has nominated three serving Class 2 directors, F. Brad Denardo, John E. Dooley and Norman V. Fitzwater, III, to serve a three-year term to expire at the Annual Meeting of Stockholders in 2022.

It is the intention of the persons named as proxies, unless instructed otherwise, to vote for the election of the three nominees for Class 2 director. Each nominee has agreed to serve if elected. If any of the nominees is unexpectedly unable to serve, the shares represented by all valid proxies will be voted for the remaining nominees and any other person or persons who may be designated by the Board. At this time, the Board knows of no reason why any nominee might be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” ALL

OF THE NOMINEES SET FORTH BELOW.

PROPOSAL 1

ELECTION OF THREE CLASS 2 DIRECTORS

Class 2 Nominees for Directors (Nominated to serve until the 2022 Annual Meeting):

F. Brad Denardo (Age 66): Mr. Denardo joined National Bank as a Vice President in 1983 and was promoted to Executive Vice President of Loans in 1989. In 2002, he was named Executive Vice President and Chief Operating Officer of National Bank and was also elected to the National Bank Board of Directors. Mr. Denardo was named President and Chief Executive Officer of the Company on September 1, 2017, President and Chief Executive Officer of NBB in May 2014 and Chairman, President and CEO of NBB in September 2017. He served as Executive Vice President of the Company from 2008 until 2017 and as Treasurer of National Bankshares Financial Services, Inc. ("NBFS") from 2001 until 2017. He currently serves as Chairman, President and CEO of National Bankshares Financial Services, Inc. and has served as a Director since 2001. In addition to Mr. Denardo’s considerable banking experience, his community and professional involvement bring a valuable perspective to the Company’s board. Mr. Denardo is a Board Member of the Virginia Tech Corporate Research Center, the Community Foundation of the New River Valley, the Blacksburg Partnership, Bankers Insurance, LLC, and Virginia Bankers Association Management Services, Inc. He is Assistant Treasurer of Blacksburg United Methodist Church.

John E. Dooley (Age 64): Dr. Dooley is CEO and Secretary-Treasurer of the Virginia Tech Foundation, Inc., where he oversees the leadership and management of Virginia Tech’s private assets in support of university programs and initiatives which total assets exceed $1.8 billion. Prior to becoming CEO of the Foundation in July 2012, Dr. Dooley served as Virginia Tech’s Vice President for Outreach and International Affairs for ten years. Dr. Dooley is an active member of the Virginia Tech community through several committees and special projects. He also serves on the boards of several community and state organizations, including Go Virginia Region 2 Council, The Virginia Chamber of Commerce and Lead Virginia. He brings extensive financial knowledge and management capabilities to the Board as well as a significant network of contacts in the regional business and academic communities. Dr. Dooley was elected by the Board of Directors in November 2012 to fill an unexpired term. He was elected to a full three year term at the 2013 Annual Meeting.

Norman V. Fitzwater, III (Age 68): Mr. Fitzwater was elected to the Company's Board of Directors in May 2017 when the Company Board was consolidated with the NBB Board. Mr. Fitzwater is President of A Cleaner World dry cleaning in Blacksburg, Virginia. Prior to opening the Blacksburg dry cleaning business in 1992, he was involved in the management and operation of several furniture manufacturing companies in Virginia and North Carolina. Mr. Fitzwater joined NBB’s Board in 2013 and contributes extensive small business and manufacturing experience to the group. He is President of the Blacksburg Hokie Club and is a member of the Blacksburg Partnership, the Montgomery County Chamber of Commerce and the Blacksburg United Methodist Church.

DIRECTORS CONTINUING IN OFFICE

Class 3 Directors (Serving until 2020 Annual Meeting)

Charles E. Green, III (Age 68): Mr. Green has served on the National Bankshares, Inc. Board of Directors since 2011. Previously, Mr. Green served as a member of the Board of Directors of NBB. He has nearly 30 years of experience as a community bank director having been elected to the NBB Board in 2006 and to the board of a predecessor bank in 1986. Mr. Green has experience in small business management, as well as insurance and investment matters, all of which benefit the Company. He resides in, and was formerly the mayor of, Tazewell, Virginia, and possesses in-depth knowledge of that portion of the Company’s market area and community.

Mildred R. Johnson (Age: 64): Mrs. Johnson was elected to the Company's Board of Directors in May 2017 when the Company Board was consolidated with the NBB Board. As of January 1, 2018, Mrs. Johnson is serving as the Dean of Admissions at Radford University. For 22 years prior to her current role at Radford University, she served in various roles at Virginia Tech, most recently as the Associate Vice Provost for Enrollment Management and Director of Undergraduate Admissions. She is a recognized leader in higher education with a career which spans over 40 years, primarily in college admissions. Mrs. Johnson has served in leadership positions and on academic boards in both Virginia and nationally. She joined the NBB Board in 2012 and brings valuable experience in higher education and management to the Company.  She also serves on the Lewis Gale Hospital Montgomery Board of Trustees.

William A. Peery (Age 67): As President of Cargo Oil Co., Inc. in Tazewell, Virginia, Mr. Peery has business management experience, including experience in financial management. Cargo Oil Co., Inc. operates convenience stores and sells petroleum products. The firm is headquartered in Tazewell, Virginia where Mr. Peery resides. Mr. Peery brings small business management experience to the Board. The Company considers small businesses to be a key component of its customer market. He was elected to the Company’s Board of Directors in 2005.

James C. Thompson (Age 62): Mr. Thompson was elected to the Company's Board of Directors in May 2017 when the Company Board was consolidated with the NBB Board. Mr. Thompson joined the NBB Board of Directors in 2006 with the merger of NBB and the Bank of Tazewell County. Prior to the merger he had served on the Bank of Tazewell County Board of Directors since 2005. He served as the Chairman of the Board of Directors of Thompson & Litton, Inc. for 13 years and he is currently the Director of Strategic Initiatives for the firm and has served on its Board of Directors for 32 years. Additionally, he has been employed by the firm full-time since 1981. Thompson & Litton, Inc. is engaged in the business of Engineering, Architecture, and Construction in seven Mid-Atlantic States. Mr. Thompson brings extensive experience in executive management, finance and strategic planning. He serves as Chairman of the Board of Carilion Tazewell Community Hospital, the Carilion Clinic Board of Directors in Roanoke, Virginia, and the Tazewell Community Foundation Board of Directors.

Class 1 Directors (Serving until 2021 Annual Meeting)

Lawrence J. Ball (Age 64): Mr. Ball was elected to the Company’s Board of Directors in 2006. He is retired President of Moog Components Group, a part of Moog, Inc., which is an international corporation. Prior to being named President, Mr. Ball was the Vice President and General Manager of Moog Components Group. Moog Components Group is headquartered in Blacksburg, Virginia, and the company designs and manufactures products in motion, electronics and fiber optics. Mr. Ball has extensive experience in management and financial reporting. Mr. Ball’s experience as a senior manager with a large corporation is considered valuable in adding to the Board of Directors’ understanding of larger business operations.

Michael E. Dye (Age 64): Mr. Dye was elected to the Company's Board of Directors in May 2017 when the Company Board was consolidated with the NBB Board. He became a member of the NBB Board in 2006 with the merger of NBB and the Bank of Tazewell County. Prior to the merger, he had served on the Bank of Tazewell County Board of Directors since 2005. Mr. Dye is a Pharmacist and owner of New Graham Pharmacy (since 1979), Cornerstone Gifts, The Last Fountain and New Graham Knives, all located in Bluefield, Virginia. He possesses an extensive knowledge of the business activity and community life in the Company’s important Bluefield market area. Mr. Dye is past president of the Bluefield Virginia Downtown Development Corporation and is a member of the Bluefield, Virginia Business and Professional Association and the Bluefield Chamber of Commerce.

Mary G. Miller (Age 68): Dr. Miller was first elected to the Company’s Board of Directors in 2003. For 27 years she owned and operated Interactive Design & Development, Inc. ("IDD"), a custom software development company. After selling IDD's assets in 2016, she accepted the position of Director of the Regional Acceleration and Mentoring Program (RAMP) which provides programs for technology businesses in the Roanoke-Blacksburg-Lynchburg, Virginia region. In her role at RAMP, she is building a mentor network in the region, conducting business development clinics and directing a residential program for promising technology companies. She brings in-depth knowledge of the region’s developing technology sector and technology issues to her service on the Board of Directors. She also serves on the Board of Directors of the Roanoke-Blacksburg Technology Council.

Glenn P. Reynolds (Age 66): Mr. Reynolds has been a member of the Company’s Board of Directors since 2006. He is the founder and President of Reynolds Architects Incorporated, an architecture firm located in Blacksburg, Virginia. Mr. Reynolds’ familiarity with the area’s construction and development projects and his experience with local building firms are useful to the Company’s Board. In addition, Mr. Reynolds has small business management experience and a network of contacts in the local business and academic communities. He also serves on several area boards and Virginia Tech organizations.

Dr. J. Lewis Webb, Jr. (Age 70): Dr. Webb was elected to the Company's Board of Directors in May 2017 when the Company Board was consolidated with the NBB Board. He was elected to the NBB Board of Directors in 1994 after serving on NBB’s Giles County Advisory Board since 1988. He is a retired dentist after 35 years of practice in Narrows, Virginia. Dr. Webb is a past member of the Giles County School Board where he served as Chairman for two years and helped manage a $26 million annual budget. He is also a past member of the New River Community College (“NRCC”) Board and a current member of the NRCC Educational Foundation Board. Dr. Webb has been a Managing Partner for Buchanan Coal Group since 1980, and is currently Lead Manager for the group. Dr. Webb has considerable professional, personal and civic experience and longstanding ties in the Company’s Giles County market.

All information is provided as of March 13, 2019, and employment information is provided for the past five years. No director or nominee is related by blood, marriage or adoption to any other director, nominee or executive officer. No director or nominee currently serves or has served within the past five years, as a director of any company which has a class of securities registered pursuant to Section 12 of the Exchange Act, or is subject to the requirements of Section 15(d) of the Exchange Act, or of any company registered as an investment company under the Investment Company Act of 1940. Mr. Denardo currently serves as a director on both of the wholly owned subsidiaries of the Company, National Bank and National Bankshares Financial Services, Inc. (“NBFS”). Except for Mr. Denardo and Mr. Rakes, no other director has been employed by a subsidiary affiliate of the Company during the last five years. Each director and nominee, except for Mr. Denardo and Mr. Rakes, have been determined to be independent by the Board of Directors, using the definition for independence of directors that is used for determining compliance with the applicable listing standards for the NASDAQ Stock Market (“NASDAQ”), the national securities exchange on which the Company’s common stock is listed. (See also “Director Independence” and “Certain Transactions with Officers and Directors.”)

PROPOSAL 2

ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and rules adopted by the U.S. Securities and Exchange Commission (“SEC”) under the Dodd-Frank Act, at least once every three years, our stockholders have the opportunity to vote, on a non-binding, advisory basis, to approve the compensation of the Company’s named executive officers, as described in the disclosures and discussion regarding executive compensation in this proxy statement. Accordingly, we are providing this vote as required pursuant to Section 14A of the Securities Exchange Act. Our performance-related compensation philosophy is the basis for all of our compensation decisions. Please refer to the “Executive Compensation” section for an overview of the compensation of the Company’s named executive officers, as required by SEC rules. At the 2017 Annual Meeting, stockholders voted to hold this non-binding, advisory (“Say on Pay”) vote annually.

We are asking for stockholder approval of our named executive officers’ compensation as described in this proxy. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation policies and practices discussed in this proxy. Because the vote is advisory, it will not be binding on the Company or its Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL

OF THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

For the year ending December 31, 2019, the Audit Committee of the Board of Directors has appointed Yount, Hyde & Barbour, P.C., (YHB) as the independent registered public accounting firm to audit the Company’s financial statements and its internal controls over financial reporting, subject to ratification by the Company’s stockholders. Yount, Hyde & Barbour has acted as the Company’s independent registered public accounting firm for many years.

The selection of Yount, Hyde & Barbour as the Company’s independent auditors is not required to be submitted to a vote of the stockholders for ratification. The Company is doing so because it believes that it is a matter of good corporate practice. If the stockholders fail to vote on an advisory basis in favor of the selection of Yount, Hyde & Barbour, the Audit Committee will reconsider whether to retain Yount, Hyde & Barbour, and may retain that firm or another firm without re-submitting the matter to the stockholders. Even if the stockholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that a change would be in the Company’s best interests.

Representatives of Yount, Hyde & Barbour are expected to be at the Annual Meeting of Stockholders. Those representatives will have the opportunity to make a statement at the meeting and to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2019.

OTHER BUSINESS

Management knows of no other matters to be presented for consideration at the Annual Meeting or any adjournments thereof. If any other matters shall properly come before the Annual Meeting, it is intended that the proxy holders named in the enclosed form of proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.

CORPORATE GOVERNANCE MATTERS

The Board and Board of Directors Meetings

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of the director’s duties and to attend all regularly scheduled Board, committee, and stockholder’s meetings. The Company’s Board of Directors meets monthly. In 2018, there were 12 regular Board meetings. During 2018, each incumbent director attended 75% or more of the total number of meetings of the Board of Directors of Bankshares and of the Board committees on which he or she served. All Directors attended the Company's Annual Meeting. The Board does not have a formal policy regarding directors’ attendance at the Annual Meeting of Stockholders.

Board Leadership Structure

In past years, the Company chose to combine the position of chairman of the board and principal executive officer. Mr. Rakes, who was serving as the Company’s President and Chief Executive Officer until August 31, 2017, first was elected as the Chairman of the Board of Directors in April of 1999. He has been re-elected annually. Mr. Rakes has the longest tenure of any current director of the Company, having served since its incorporation in 1986. Until his retirement in 2017, Mr. Rakes served as Executive Chairman of the Company’s primary subsidiary, The National Bank of Blacksburg, where nearly all of the Company’s business operations occur. Mr. Rakes spent his long career in banking and has held leadership positions in both state and national banking trade organizations. The Board of Directors determined that Mr. Rakes’ knowledge of NBB and the banking industry and his Board experience make him the logical and natural choice to serve as Chairman of the Board of the Company. We believe the Board also benefitted from the continuity that Mr. Rakes provided in chairing the Board. Because of the age restrictions in the Company's Bylaws, Mr. Rakes was ineligible for re-nomination to the Board for another three year term (see "Board Tenure"). Mr. Rakes will retire from the Board when his current term expires as of the date of the Annual Meeting.

The Board does not have a lead director designated as such. However, the Board of Directors believes that at times it is important for the independent directors to deliberate and act without having Company management present. To ensure that it has experienced leadership in these situations, the Board annually elects a Vice Chairman, who has the responsibility of chairing meetings when the Chairman is absent or when the Board wishes to meet without any representative of management being present. Dr. Lewis has served as Vice Chairman since May 2017. We believe this structure provides the Board with independent leadership in situations where the Chairman is excused from acting as such due to his prior management position. Because of the age restrictions in the Company's Bylaws mentioned above, Dr. Lewis was ineligible for re-nomination to the Board for another three year term (see "Board Tenure"). Dr. Lewis will retire from the Board when his current term expires as of the date of the Annual Meeting.

Following the Annual Meeting date, it is anticipated that the Board will elect a new Chairman and Vice Chairman.

Board Committees

The Company’s Board has standing Executive, Audit, Compensation, Nominating, and Risk Committees. The purpose of these committees is outlined below.

The Executive Committee did not meet in 2018. Mr. Rakes, Dr. Lewis and Mr. Green served on the Committee. The Committee, which is subject to the supervision and control of the Board of Directors, has been delegated substantially all of the powers of the Board of Directors to act between meetings of the Board, except for certain matters reserved to the Board by law. Mr. Rakes serves as Chairman of the Executive Committee because of his past roles with the Company. Given his past experience with the Company's management responsibilities, he is able to identify issues that require either the involvement of the Executive Committee or the full Board during interim periods between regularly scheduled Board meetings. Mr. Rakes is well suited to convene such meetings with proper notices in an expeditious and efficient manner.

The Audit Committee met four times in 2018. Dr. Lewis (Chair), Mr. Ball, Dr. Dooley, Mr. Reynolds, and Dr. Webb served on this Committee. The Committee reviews significant audit, accounting and financial reporting principles, policies and practices; is directly responsible for engaging and monitoring the independent auditors of the Company; and provides oversight of the financial reporting and internal auditing functions. A more detailed description of the functions of this Committee is contained under the heading “Audit Committee Report. Jack M. Lewis, Chairman of the Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and the Board has determined that he has the accounting and related financial management expertise within the meaning of the listing standards of NASDAQ.

The Compensation Committee met two times in 2018. Mr. Green (Chair), Mr. Ball, Dr. Lewis, Mr. Thompson, Dr. Dooley and Mrs. Johnson served on the Committee. This Committee is responsible for establishing and approving the compensation of executive officers of the Company.  Reference is made to the “Compensation Discussion and Analysis” section of this proxy statement for further information on the duties and responsibilities of this Committee.  All members of this Committee are considered independent within the meaning of SEC regulations and the listing standards of NASDAQ.

The Nominating Committee met one time in 2018. Dr. Miller (Chair), Mr. Dye, Mr. Peery, and Dr. Webb served on the Committee. The Committee is responsible for developing and reviewing background information on candidates for the Board and makes recommendations to the Board regarding such candidates. All the members of this Committee are considered independent within the meaning of SEC regulations and the listing standards of NASDAQ.

The Risk Committee met three times in 2018. Dr. Miller (Chair), Mr. Denardo, Mr. Fitzwater, Mrs. Johnson, Mr. Peery and Mr. Reynolds served on the Committee. The Committee is responsible for overseeing the Company’s overall risk framework and risk appetite, and to oversee and approve the Company’s practices for risk identification, measurement, monitoring and control.

The charters of the Audit, Compensation, Nominating, and Risk Board Committees are available on the Company’s website, www.nationalbankshares.com. For access to the charters, select the “Corporate Governance” tab.

Board Compensation

In 2018, the members of the NBI Board of Directors received $1,250 for each regular or special Board meeting they attended. They were paid $800 for each committee meeting unless the committee meeting was held concurrently with the regular board meeting. Directors were also paid an annual retainer fee of $20,000. The Company’s Directors receive no other forms of compensation, except as described in the table and paragraph below.

Directors Compensation Table(1)
	Fees Earned or Paid in Cash ($)	Other ($)		Total ($)
Lawrence J. Ball	34,550			34,550
John E. Dooley	34,550			34,550
Michael E. Dye	35,000			35,000
Norman V. Fitzwater, III	35,000			35,000
Charles E. Green, III	35,000			35,000
Mildred R. Johnson	35,000			35,000
Jack M. Lewis	35,800			35,800
Mary G. Miller	35,000			35,000
William A. Peery	33,750			33,750
James G. Rakes	35,000	94,326	(2)(3)	129,326
Glenn P. Reynolds	35,800			35,800
James C. Thompson	33,750			33,750
J. Lewis Webb, Jr.	35,800			35,800

(1)	Directors fees paid to Mr. Denardo are disclosed in the Summary Compensation Table in “Executive Compensation.”
(2)

Includes a $75,000 retainer paid in semi-annual installments to Mr. Rakes pursuant to the Continued Service Agreement dated May 9, 2017 with the Company in order for the Company to continue to benefit from his long years of service, expertise, and experience.

(3)	Includes $19,236 paid to Mr. Rakes from the Bank Directors' Deferred Compensation Plan (see "Nonqualified Retirement Plans" below).

Director Independence and Certain Transactions with Officers and Directors

As has been mentioned, each director of the Company, except for Mr. Rakes and Mr. Denardo, is independent, as defined by the listing standards for NASDAQ, the national securities exchange on which the Company’s common stock is listed and none of them is a present or past employee or officer of the Company or its subsidiaries.

In determining that each director meets the NASDAQ listing standards for independence, the Board of Directors recognized that NBB extends credit in the ordinary course of business to the Company’s directors and executive officers. Extensions of credit are also made to business organizations and persons with whom Company directors and executive officers are associated or related. These extensions of credit are made at interest rates and with the same requirements as to collateral as is prevailing for comparable transactions with the general public at the time credit is extended. In the opinion of bank management, none of the outstanding transactions with directors and executive officers involve a greater than normal risk of collectability or present other unfavorable features. In making the determination that all of the directors are independent, except for Mr. Rakes and Mr. Denardo, the Board of Directors considered that Mr. Green rents a small office space at a National Bank office. He has a lease with the Bank and pays market rate rent of $4,560 each year, including in 2018. On April 3, 2018, M2 Holdings, LLC sold to NBB certain real property that NBB acquired for administrative offices for a purchase price of $800,000. At the time of the sale, the real property had a tax assessed value of $790,500. M2 Holdings, LLC is owned and controlled by Mary G. Miller. Except for the transactions listed in this paragraph and the directors’ fees, no director received direct or indirect compensation from the Company in 2018 that is required to be reported.

Board Tenure

The Company does not have a formal board tenure policy. However, in order to promote director succession planning, the Company’s by-laws state that directors reaching the age of 73 shall be ineligible for re-nomination to the Board at the expiration of the term of office during which the director becomes 73 years of age.

Risk Oversight Practices

In a financial institution, the role of the board is critical to the organization. To fulfill its responsibility to oversee the Company’s risk management processes, the full Board of Directors receives extensive and regular reports from management outlining the status of credit risk, interest rate risk, liquidity risk and major areas of operational risk. The Company’s Treasurer and Chief Financial officer, who serves as the subsidiary bank’s Senior Vice President/Operations & Risk Management, attends most meetings of the Board of Directors, is readily available to report to the directors and to answer the directors’ questions and is responsible for raising any material risk management concerns with the Board. In addition to the regular reports received by the entire Board of Directors, the Audit Committee receives reports that are delivered in person from the Corporate Auditor and from the Vice President, Corporate Compliance Officer. They report directly to the Board, supply the Audit Committee with information about internal audits completed at both the parent company and subsidiary levels and about the status of the Company’s regulatory compliance activities.

Executive Officers

Information on the Company’s executive officers as of December 31, 2018 who are not directors is disclosed in Part III, Item 10, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which was mailed with this proxy statement.

Code of Ethics

We expect all of our directors, executive officers and employees to adhere to the highest standards of ethics and business conduct with each other, customers, stockholders and communities we serve, and to comply with all applicable laws, rules and regulations that govern our business. The Board of Directors has adopted a Directors’ Code of Ethics and an Employees’ Code of Ethics. A portion of the Code of Ethics contains special provisions for the principal executive officer and senior financial officers of the Company or person performing similar functions for the Company. The Code of Ethics for senior financial officers meets the requirements of a “code of ethics” as defined by Item 406 of the SEC’s Regulation S-K. The Code of Ethics is available on the Company’s website, www.nationalbankshares.com.  Select the “Corporate Governance” tab. The respective Codes of Ethics are reviewed on an annual basis by the Board and the executive officers.

Stockholder Communication

Stockholders may communicate with all or any member of the Board of Directors by addressing correspondence to the “Board of Directors” or to the individual director and addressing such correspondence to National Bankshares, Inc., P. O. Box 90002, Blacksburg, Virginia 24062-9002, Attention: Board of Directors (in the case of correspondence addressed to the “Board of Directors”), or to the individual director. All stockholder communications are forwarded to the Board or to the specified directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed this Compensation Discussion and Analysis with management. The Compensation Committee (referred to in this Compensation Committee report as the "Committee") reviewed and fully discussed the Compensation Discussion and Analysis, and the report was recommended to the Board of Directors to be included in this proxy statement. The Committee is made up of independent, non-employee directors. The Committee consisted of directors of the Company’s Board, including Mr. Green (Chair), Mr. Ball, Dr. Lewis, Mr. Thompson, Dr. Dooley, and Mrs. Johnson.

COMPENSATION DISCUSSION AND ANALYSIS

What are the objectives of the Company’s compensation program for its named executive officers?

National Bankshares, Inc. has four goals for its compensation program for named executive officers. In 2018, these officers were: F. Brad Denardo, President & CEO (from September 1, 2017) and Executive Vice President (until August 31, 2017); David K. Skeens, Treasurer and CFO; Paul M. Mylum, Senior Vice President/Chief Lending Officer; Lara E. Ramsey, Senior Vice President-Administration and Corporate Secretary; and Mark A. Smith, Senior Vice President/Chief Credit Officer (until October 15, 2018).

•	To offer salaries and bonuses to fairly reward executive officers for their individual contributions in meeting short-term and long-term corporate strategic and financial goals.
•	To offer retirement and post-retirement benefits which incent executive officers to remain in leadership roles and which recognize and reward long tenure with the Company.
•

To offer total compensation that allows the Company to retain and recruit executive talent and which is competitive with peer financial institutions, but which fits within the Company’s conservative approach to managing overhead expense.

•	To offer a compensation program that does not increase, or have the potential to increase, material risk to the Company.

The Committee considers the results of the stockholder advisory “say-on-pay” vote in its deliberations regarding compensation of the named executive officers.  At the Company’s 2018 Annual Meeting, the stockholders voted to approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis set forth in the Company’s 2018 Annual Meeting proxy statement. The vote was 4,544,786 shares “For” (96.15% of the shares voted) and 182,095 shares “Against” (3.85% of the shares voted).

What is the program designed to reward?

The compensation program for the President & CEO is designed to reward the profitable operation of the Company compared to its peers, particularly as measured by return on assets and return on equity. In addition, the program rewards the President & CEO when the Company’s short- and long-term strategic goals are met. Inherent in meeting strategic goals is the ability to recognize and manage risks to the Company. Named executive officers other than the President & CEO are rewarded for the Company’s success in meeting its performance goals and particularly for success in those areas for which they have individual management responsibility. One measure of the officers’ success is their ability to recognize and manage risk in their areas of responsibility.

In the second half of 2016, the Committee retained the services of Pearl Meyer & Partners, LLC, an independent executive compensation consulting firm, to provide consulting services in connection with developing the Company’s compensation philosophy and providing a competitive compensation review and incentive plan with respect to executive management, a larger group than the named executive officers.

The compensation review encompassed (i) an assessment of the Company’s executive compensation as compared to market (similar executives in the peer group); (ii) a high level assessment of the Company’s performance relative to peers; and (iii) establishing a basis for discussing potential pay or other compensation changes in future periods. More information is contained in “Annual Incentive Plan” discussed below.

During 2018, the Company’s peer group of comparable financial institutions consisted of the following companies with assets ranging from approximately $904 million to $4.2 billion:

Access National Corporation	HopFed Bancorp, Inc.
ACNB Corporation	Limestone Bancorp, Inc.
American National Bankshares, Inc.	Mid Penn Bancorp, Inc.
AmeriServ Financial, Inc.	Orrstown Financial Services, Inc.
C&F Financial Corporation	Penns Woods Bancorp, Inc.
Codorus Valley Bancorp, Inc.	Peoples Bancorp of North Carolina, Inc.
Community Bankers Trust Corporation	Peoples Financial Services Corp.
First Community Bancshares, Inc.	Premier Financial Bancorp, Inc.
Franklin Financial Network, Inc.	SmartFinancial, Inc.

What is each element of compensation?

The elements of compensation are:

•	Salary (all named executive officers)
•	Cash bonus (all named executive officers)
•	Qualified retirement plans, including defined benefit, 401(k) and employee stock ownership plan (all named executive officers)
•	Nonqualified officers salary continuation plan (all named executive officers)
•	Board of Directors fees (Chairman and President & CEO)
•	Perquisites and other personal benefits (Chairman and President & CEO)

Why does the Company choose to pay each element of compensation?

During 2018, the Company used salary as the cornerstone of its compensation program because it believes that the focus of executive officers, particularly of those below the level of the President & CEO, should be on the Company’s long-term growth and performance. Annual increases are awarded based upon individual performance in meeting stated goals for that review period. Because salary rather than some form of annual incentive has been the major component of their compensation through 2018, executive officers have sufficient personal economic security to make and support management decisions that may trade immediate gain for greater long-term corporate success. In addition, limiting compensation primarily to salary inhibits the incentive to take unreasonable short-term risks at the expense of reaching long-term goals.

Because the President & CEO is the individual who has the ultimate responsibility for the success of its operations, it is the Company’s policy to pay an annual incentive bonus based on his employment agreement that is based upon overall performance for the year in question. The ratio of incentive bonus to salary remains at a level which the Company believes does not increase its potential risk.

Each named executive officer, along with all other eligible Company employees, participates in three qualified retirement plans. NBI sponsors a defined benefit pension plan, the National Bankshares, Inc. Retirement Income Plan. The National Bankshares, Inc. Retirement Accumulation Plan is a 401(k) plan, and the Company also offers the National Bankshares, Inc. Employee Stock Ownership Plan. The Company believes that it is important to assist its long-term employees, including its executive officers, in assuring financial security in retirement for themselves and their families. National Bankshares, Inc. also believes that its Employee Stock Ownership Plan helps to align the interests of all employees, including executive officers, with the interests of its stockholders. More information is contained in “Qualified Retirement Plans.”

The Company established a nonqualified salary continuation plan that is designed to provide certain key Company officers, including certain named executive officers, with supplemental retirement income. This plan was established to enhance the Company’s ability to retain key decision-makers and to supplement the retirement benefits of those more highly compensated executives who, because of legal limitations, are unable to participate fully in the qualified retirement plans. There is further discussion in “Nonqualified Retirement Plans.”

In 2018, Mr. Denardo served as a paid director of the Company and/or of one of its subsidiaries. He received the same compensation as outside directors. The Company believes that this is an appropriate practice because this executive officer devotes additional time to his Board of Directors’ responsibilities, and all directors, both internal and external, share the same fiduciary obligations and liability risk.

The perquisites and personal benefits that are provided to Mr. Denardo are defined in his employment agreement. These items were agreed to for two reasons. First, they are typical benefits for individuals holding the respective positions in peer banks and financial holding companies. As such, they are part of a total compensation package that is competitive in the Company’s operating environment. Second, certain perquisites that offer a degree of personal benefit are also directly related to job performance. The perquisites that are available to any of the other named executive officers are limited in nature and offer benefit to both the executive and the Company. See “Executive Compensation” and “Employment Agreements and Change in Control Agreements.”

How does the Company determine the amount for each element?

Salary: The salaries of National Bankshares’ named executive officers, except for that of the President & CEO, are within the Company’s established salary ranges for each officer position. The ranges are developed after considering an annual salary survey published by the Virginia Bankers Association as well as publicly available salary information about comparable jobs in the locations in which Bankshares and its subsidiaries do business. The annual increase in base salary for these individuals is determined by the President & CEO in consultation with the Board. In making the determination, Mr. Denardo considers the nature and responsibility of the position; the competitiveness of the market for the executive’s services; the expertise of the individual executive; and to what degree the executive has achieved annual performance goals. Individual annual performance goals support the Company’s business strategy, but are not tied to objective performance measures. The President & CEO reports executive officer salaries to the Compensation Committee at least annually.

Mr. Denardo's base salary of at least $360,000 was set in the amended and restated employment agreement dated March 11, 2015, effective January 1, 2015. The base salary was increased to its current level as a result of Mr. Denardo being named President & CEO of the Company and assuming these roles and responsibilities and based on his continued role in those positions.

The base salary for Mr. Denardo was determined after considering compensation for this position reported in the Virginia Bankers Association’s annual salary survey and from the public documents of peer institutions that disclose salaries paid to other individuals holding similar positions. The Board of Directors Compensation Committee determines annual salary increases after assessing the CEO’s contributions to the success of the Company. In measuring the Company’s success, the Committee compares NBI’s financial results to the peer group listed above. Specifically, the Compensation Committee compares Bankshares’ return on assets (ROA) and return on equity (ROE) with the average ROA and ROE of the peer bank holding companies. Based on the Company’s performance relative to its peers in 2017, the Compensation Committee set Mr. Denardo's salary at $460,375 which was an increase over his salary in 2016. The Committee also considered Mr. Denardo's extensive tenure and long track record of success in profitably leading the Company and NBB and in managing risks to the Company and NBB encountered in a challenging economic environment. Although the Committee weighs the peer comparison heavily in determining Mr. Denardo's salary increase, it does not utilize an objective formula. The Committee considers the Company’s progress in meeting budget goals for the year, but it does not utilize a quantitative assessment of budget goals in determining the amount of annual salary increase. Likewise, although there are no objective measures utilized, the Committee considers stock performance and the level of stockholder dividends in establishing salary. In assessing Bankshares’ stock performance, the Compensation Committee looks at its price, the price to earnings ratio and dividend yield as compared with the stock of the Company’s identified peers. The Committee validates salary increases by referring to the Virginia Bankers Association salary survey and to public documents from peer institutions. As mentioned above, the annual increase in base salary for executive officers is determined by the President & CEO in consultation with the Board.

Cash Bonus: The annual incentive bonus paid to Mr. Denardo is determined with the same criteria that are used in establishing his annual salary increase. In 2018, the Committee did not award any cash bonus to Mr. Denardo. An annual incentive bonus paid to Mr. Denardo in 2018 was determined by the Company's Annual Incentive Plan. This plan is discussed in greater detail under "Annual Incentive Plan."

Qualified Retirement Plans: The named executive officers participate with other eligible employees in the Company’s three qualified retirement plans. Every participant’s benefits are determined under the specific provisions of each of the plans. These plans are discussed in greater detail under “Qualified Retirement Plans.”

Nonqualified Salary Continuation Plan: In early 2006, the Company’s subsidiaries entered into salary continuation plan agreements, which may be amended from time to time, with a group of selected senior officers. Assuming retirement at normal retirement age (as defined in the Plan), contributions to the Salary Continuation Plan are sufficient to provide a minimum of fifteen annual supplemental retirement income payments of 25.0% of 2008 annual compensation (adjusted by a pre-retirement inflation factor of 4%) for Mr. Denardo, 25.0% of 2013 annual compensation (adjusted by a pre-retirement inflation factor of 4%) for Mr. Skeens, 20.0% of 2012 annual compensation (adjusted by a pre-retirement inflation factor of 4%) for Mr. Mylum, and 23.1% of 2016 annual compensation (adjusted by a pre-retirement inflation factor of 4%) for Ms. Ramsey.

Board of Directors Fees: Mr. Denardo received the same compensation as outside directors for serving as a director of the Company. See also “Board of Director Meetings, Committees, Compensation, Attendance and Communications with Directors.”

Perquisites and Other Personal Benefits: The Board Compensation Committee negotiated with Mr. Denardo, as President & CEO, to develop a comprehensive and competitive total compensation package, including perquisites. This package was included in Mr. Denardo's amended and restated employment agreement dated March 11, 2015 and effective January 1, 2015. During 2018, these perquisites were limited to a Company-owned automobile for Mr. Denardo, which facilitate business travel, as well as sports tickets and club memberships which assist Mr. Denardo with marketing and business development efforts. The President & CEO, with approval of the Committee, determines perquisites available to the other named executive officers. The President & CEO reports annually to the Committee on these items.

How does each element and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives and affect the decisions regarding other elements?

As noted, each element supports retention, the achievement of annual and longer term corporate goals and provides reasonable financial security to the employee. Every year the Committee assesses the total compensation package for each named executive officer to determine that it is appropriate. The Committee also reviews each element of the compensation package and determines that each is satisfactory in relation to the other.

During 2018, the Committee reviewed Mr. Denardo's decisions regarding the compensation packages of the other executive officers. These packages remain focused heavily on salary. The executive officers participate in the qualified retirement plans available to all employees, as well as participating executive officers in the Officers Salary Continuation Plan and Annual Incentive Plan.

Annual Incentive Plan for 2018

The allocation of all executive officers’ compensation among the various elements of compensation has not changed substantially in a number of years. However, with the consultation of Pearl Meyer & Partners, LLC (“PM&P”) in 2016, the Committee adopted an Annual Incentive Plan (the “Plan”) for certain executive officers. The Committee believes that the Plan is important to demonstrate that the Board and management recognize current trends and best practices with executive compensation and of creating value for stockholders.

Plan Purpose

The purpose of the Plan is to reward the achievements of annual corporate financial goals and individual performance goals that are consistent with the Company’s strategic plan and focused on growing return to stockholders. The Plan is further intended to assist the Company in its ability to motivate, attract, and retain qualified executives. The Plan was in effect January 1, 2018 through December 31, 2018, and will continue to renew for successive one-year periods (each year called a "Plan Year").

Plan Participation

Plan participation is limited to the CEO and those executive officers, including named executive officers, that the CEO recommends and that the Committee approves during the first 90 days of each Plan Year. Any incentive compensation is paid in the form of a cash bonus and is based on an incentive target for each participant's position that is approved at the beginning of each Plan Year by the Committee, in its discretion. The Committee determines the amount of any incentive compensation award to be paid, following a review of the recommendations of the CEO.

How are Plan awards calculated?

Awards under the Plan are paid out of a pool calculated on both the individual incentive targets of each participant in the Plan and the Company's level of performance achieved in one or more financial objectives that the Committee approves at the beginning each Plan Year. Target annual incentive awards for each named executive officer is expressed as a percentage of base salary, as follows:

Named Executive Officer	Target Annual Incentive (As a % of Base Salary)
F. Brad Denardo	30%
David K. Skeens	20%
Rebecca M. Melton	20%
Paul M. Mylum	20%
Lara E. Ramsey	20%

One-half (50%) of an executive officer's target incentive award is based on the achievement of pre-determined corporate financial goals. The remaining one-half (50%) is based on individual performance based on an assessment by the Compensation Committee and the Company's CEO using quantitative and qualitative factors. Actual payouts may range from 50% to 150% of an executive officer's target award opportunity, depending on performance, and are paid in cash.

Award Funding Components

Corporate Financial Component: At the beginning of the year, the Compensation Committee establishes threshold, target and superior levels of corporate financial performance. The ultimate value of the incentive pool can increase based on actual performance and is funded based on year-end results as follows:

Level of Performance	Incentive Pool Funding
Superior	150%
Target	100%
Threshold	50%
Below Threshold	0%

The Compensation Committee also retains the discretion to consider other factors (including, for example, our performance relative to our peers, market conditions, the interest rate environment or any unusual expenses) in determining the overall corporate component payout. For the awards in 2018, the incentive pool was funded based on the achievement of pre-determined Net Income goals for 2017 established by the Compensation Committee, as follows:

Corporate Financial	Level of Performance			Actual
Goal	Threshold	Target	Superior
Net Income (in thousands)	7,777	15,553	23,330	14,092

Based on actual results, the incentive pool was funded at 100% of target due to the year-end deduction for the Deferred Tax Assets Re-evaluation and other significant one-time expenses.

Individual Performance Component: In February 2018, the Compensation Committee reviewed and considered each executive officer’s performance, including recommendations and performance summaries from the CEO for each of the other named executive officers. The Compensation Committee reviews the CEO’s performance independently.

2018 Award Payouts

Based on the corporate financial component and individual performance component determinations described above, the actual cash incentive awards received by each of our named executive officers for 2018 were as follows:

Named Executive Officer	Actual Award Payout
F. Brad Denardo	$127,800
David K. Skeens	$31,040
Paul M. Mylum	$26,640
Lara E. Ramsey	$22,000
Mark A. Smith	$36,000

For fiscal year 2018, the incentive compensation awards paid to the named executive officers are listed in the Summary Compensation table.

How are the Corporate Financial and Individual Performance components of the Plan determined?

The CEO will recommend corporate goals for a Plan Year to the Committee within the first 90 days of a Plan Year which the Committee will approve in writing. Individual goals for a Plan Year may be established for each participant in conjunction with his or her direct supervisor or determined on a discretionary basis. The Committee will review and approve any individual goals for participants.

How are Plan awards paid?

Subject to the terms of the Plan, the CEO will recommend an incentive award for each participant which the Committee will review and approve. For participants with assigned goals and objectives for a Plan Year, the recommendations will address each participant's performance in relation to the assigned goals and objectives.

Within 60 days following the end of a Plan Year, the Committee will review performance against the corporate and any individual goals established for a participant, certify in writing that the applicable performance goals were satisfied, and determine the amount of the incentive compensation award, if any, to be paid to the participant under the Plan. Notwithstanding any provision of the Plan to the contrary, the Committee may, in its discretion, in light of such considerations as it may deem relevant, increase or decrease any payments to which a participant would otherwise be entitled by such amount or percentage as the Committee deems appropriate.

How is the Plan administered?

The Committee is responsible for the oversight, supervision and existence of the Plan and for any modification or termination of the Plan. As mentioned above, the Committee also retains the discretion to consider other factors (including, for example, our performance relative to our peers, market conditions, the interest rate environment or any unusual expenses) in determining the overall Corporate Financial component payout. The CEO monitors for accuracy the performance reporting of each participant and makes recommendations to the Committee concerning award opportunities and the amount of a participant's awards under the Plan. The CEO has been delegated discretion to interpret the terms of the Plan, to determine eligibility for benefits, and to calculate the incentive compensation awards under the Plan, with the exception of matters concerning his own eligibility or awards under the Plan. The Committee will make decisions concerning all matters concerning the CEO's award, approve all opportunities, goals and award payments made to named executive officers and approve the aggregate value of opportunities and award payout under the Plan. The Committee, in its discretion, makes all final determinations including those not herein specifically authorized which may be necessary or desirable for the effective administration of the Plan.

Unless the Committee deems otherwise, awards will not be earned or paid, regardless of Corporate Financial or Individual Performance, if (1) any regulatory agency issues a formal, written enforcement action, memorandum of understanding or other negative directive action where the Committee considers it imprudent to provide awards under the Plan, or (2) after a review of the Company's credit quality measures, the Committee considers it imprudent to provide awards under the Plan.

The Committee may withhold or adjust any incentive compensation award in its sole discretion as it deems appropriate and will have the CEO notify each participant of its decision to withhold or adjust an incentive compensation award.

The Plan has provisions for prorated payments to a participant in the event of the participant's death, permanent disability or retirement. If a participant's employment ceases for any other reason, including, without limitation, a voluntary termination of employment by a participant as defined by the Company's personnel policies, or an involuntary termination with or without cause, the participant will not be eligible for any incentive compensation award under the Plan.

Payments under the Plan are subject to the Company's Clawback Policy described below.

Compensation Clawback

The Committee adopted a clawback policy in 2014 applicable to our named executive officers. Under the clawback policy, the Committee may, in its reasonable discretion, require an executive officer to reimburse the Company for the amount of any payment previously received by such officer under the cash bonus plan as well as equity plan. The clawback would apply if the Company is required to restate financial statements during the three year period preceding the date on which the Company would be required to prepare a restatement, regardless of whether such restatement was a result of an officer’s intentional misconduct or gross negligence. Once the SEC and NASDAQ adopt and implement a final rule for clawback policies as mandated by the Dodd-Frank Act, the Company will modify its existing policy as necessary.

Pay Ratio

In August 2015 pursuant to a mandate of the Dodd-Frank Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (‟PEO”). The Company’s PEO is Mr. Denardo. The Company is required to comply with the pay ratio rule for the first fiscal year beginning on or after January 1, 2017. The purpose of the new required disclosure is to provide a measure of the equitability of pay within the organization.

The Company believes that its executive compensation program must be consistent and internally equitable to motivate employees to perform in ways that enhance shareholder value. It is committed to internal pay equity, and the Committee monitors the relationship between the pay of executive officers and the pay of non-executive employees.

In determining the median employee ("Median Employee"), the Company examined the 2018 total compensation for all individuals, excluding our PEO, who the Company employed on December 31, 2018, the last day of the Company's fiscal year. All employees, whether employed on a full-time, part-time or seasonal basis were included. Wages and salaries were annualized for those employees that were not employed for the full year of 2018. For simplicity, only the annual salaries of the Company's employees and the annual salary and Annual Incentive Plan award of the PEO were used for this disclosure and calculation of the pay ratio. The value of the Company’s retirement income plan, the employee stock ownership plan, the retirement accumulation plan (401(k) Plan), and medical benefits provided were excluded as all employees including the PEO are offered these benefits and the Company utilizes the Internal Revenue Service safe harbor provision for 401(k) discrimination testing. As of December 31, 2018, the Company employed 239 persons.

The Committee reviewed a comparison of the PEO's annual compensation in fiscal year 2018 to that of all other Company employees for the same period. The annualized compensation for fiscal year 2018 for Mr. Denardo was $597,175, and for the Median Employee was $27,619. The resulting ratio of the PEO's pay to the pay of the Median Employee for fiscal year 2018 was 22 to 1. The Company considers this figure to be a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K and SEC guidance.

COMPENSATION COMMITTEE PROCEDURES

The Compensation Committee adopted a formal charter on January 8, 2014 which appears on the Company’s website at www.nationalbankshares.com under the “Corporate Governance” tab. It is charged with annually evaluating the job performance of the Company's Chief Executive Officer and determining the appropriate compensation and benefits package for him. The Committee has delegated to Mr. Denardo the responsibility for evaluating the performance and setting the compensation of the other named executive officers, and he reports to the Committee at least annually about those matters.

In carrying out its responsibilities, the Compensation Committee meets at least once each year. There are no officers or employees present at the Compensation Committee’s annual meeting to evaluate the performance of the CEO and to determine his compensation. The Committee considers a package of data provided by the Executive Committee. The package includes the Company’s financial performance data; information about the financial performance of peer institutions; and salary data from salary surveys and publicly available sources. The Committee also monitors the results of the annual advisory “say-on-pay” proposal and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities, although no such factor is assigned a quantitative weighting. Because a substantial majority of our stockholders approved the compensation program described in the Company’s proxy statement in 2018, the Committee did not implement changes to the Company’s executive compensation program as a result of the stockholder advisory vote. At the conclusion of the Committee’s meeting or at a separate meeting, the CEO will provide the Committee with a report on the performance and compensation of the remaining named executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the directors who serve on the Compensation Committee is now an officer or employee of Bankshares or of Bankshares’ subsidiaries, including Chairman Green and Committee members: Mr. Ball, Dr. Lewis, Mr. Thompson, Dr. Dooley, and Mrs. Johnson. No executive officer of Bankshares, NBB or NBFS served as a director of another entity which had an executive officer serving on the Bankshares Compensation Committee. No executive officer of Bankshares, NBB or NBFS served as a member of the compensation committee of another entity which has an executive officer who served as a director or member of Bankshares’ Compensation Committee. None of the members of the Bankshares Compensation Committee, or any business organizations or persons with whom they may be associated, has had any transactions with Bankshares or its subsidiaries, except as explained in “Director Independence and Certain Transactions with Officers and Directors.”

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning total compensation earned or paid to the individuals who served as Bankshares’ named executive officers during 2018.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)(3)
F. Brad Denardo	2018	460,375	136,800
President & CEO - NBI(2)	2017	444,750	127,800
(Principal Executive Officer) (2)	2016	417,000	---
Executive Vice President – NBI(1)
Chairman, President & CEO – NBB
Treasurer – NBFS(1)
Chairman, President & CEO – NBFS(2)
David K. Skeens	2018	169,908	32,090
Treasurer & CFO – NBI	2017	166,183	31,040
(Principal Financial Officer)	2016	153,500	---
Senior Vice President/Operations & Risk Management & CFO – NBB
Rebecca M. Melton(4) (6)	2018	28,707	---
Senior Vice President/Chief Credit Officer – NBB	2017	---	---
	2016	---	---
Paul M. Mylum	2018	154,192	28,500
Senior Vice President/Chief Lending Officer – NBB	2017	146,208	26,640
	2016	---	---
Lara E. Ramsey	2018	132,174	24,000
Senior Vice President, Administration – NBI	2017	115,883	22,000
Corporate Secretary – NBI / NBB	2016	105,000	---
Mark A. Smith(5)	2018	194,500	---
Senior Vice President/Chief Credit Officer – NBB	2017	187,500	36,000
	2016	---	---

(1)	Through August 31, 2017.
(2)	As of September 1, 2017.
(3)	Annual Incentive Plan Awards.
(4)	Melton is deemed executive officer for reporting purposes as of January 1, 2018.
(5)	Through October 15, 2018.
(6)	As of November 5, 2018.

Summary Compensation Table (continued)
Name	Year	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(1)	All Other Compensation ($)(2)	Total ($)
F. Brad Denardo	2018	---	101,381	142,742	841,298
	2017	---	355,967	98,310	1,026,827
	2016	---	216,121	56,799	689,920
David K. Skeens	2018	---	41,281	17,203	260,482
	2017	---	104,197	12,473	313,893
	2016	---	68,172	11,477	248,738
Rebecca M. Melton	2018	---	---	---	28,707
	2017	---	---	---	---
	2016	---	---	---	---
Paul M. Mylum	2018	---	42,468	15,482	240,642
	2017	---	94,636	10,978	278,462
	2016	---	---	---	---
Lara E. Ramsey	2018	---	30,576	12,766	199,516
	2017	---	64,826	8,694	211,403
	2016	---	29,857	7,410	142,267
Mark A. Smith	2018	---	(24,785)	11,525	181,240
	2017	---	24,785	14,073	262,358
	2016	---	---	---	---

(1)

“Changes in Pension Value” includes changes in the actuarial present value in the National Bankshares Retirement Income Plan and in the Officers Salary Continuation Plan. All changes in values are based on reports from independent advisors, using the assumptions described in the “Retirement Income Plan” and “Officer Salary Continuation Plan” sections of this Proxy Statement.

(2)	Additional information about “All Other Compensation” for the executive officers is provided in the following chart.

Detail of All Other Compensation
Name	Year	Directors Fees ($)(1)	Matching Contribution Under National Bankshares, Inc. Retirement Accumulation Plan ($)	Contribution Under National Bankshares, Inc. Employee Stock Ownership Plan ($)	Perquisites ($)(2)	Nonqualified Deferred Compensation Plan Payments ($)(3)	Total All Other Compensation ($)
F. Brad Denardo	2018	35,000	13,750	9,793	11,711	72,488	142,742
	2017	35,650	13,500	6,762	12,195	30,203	98,310
	2016	26,900	13,250	5,452	11,197	---	56,799
David K. Skeens	2018	---	10,047	7,156	---	---	17,203
	2017	---	8,309	4,164	---	---	12,473
	2016	---	7,998	3,479	---	---	11,477
Rebecca M. Melton	2018	---	---	---	---	---	---
	2017	---	---	---	---	---	---
	2016	---	---	---	---	---	---
Paul M. Mylum	2018	---	9,042	6,440	---	---	15,482
	2017	---	7,313	3,665	---	---	10,978
	2016	---	---	---	---	---	---
Lara E. Ramsey	2018	---	7,275	5,491	---	---	12,766
	2017	---	5,792	2,902	---	---	8,694
	2016	---	5,250	2,160	---	---	7,410
Mark A. Smith	2018	---	11,525	---	---	---	11,525
	2017	---	9,375	4,698	---	---	14,073
	2016	---	---	---	---	---	---

See “All Other Compensation” in the Summary Compensation Table above.

(1)	Director’s fees for Mr. Denardo include fees from NBI and NBB prior to the consolidation of the two boards.
(2)	In 2018, perquisites for Mr. Denardo’s totaled $5,863 for personal use of a Company car and $5,848 for club dues and sports tickets.
(3)	On August 1, 2017, at age 65, Mr. Denardo began receiving monthly payments of $6,040.67 from the Officer Salary Continuation Plan. Please see “Nonqualified Retirement Plans” below.

Employment Agreements and Change in Control Arrangements

Several of the Company's executive officers have been employed by the Company and its subsidiaries for many years. These officers have provided guidance in the growth and long term development of the Company’s business. Their experience and knowledge of the operations and customs of Bankshares is a benefit to the future success of the Company. As an inducement to these executive officers’ continued employment, the Board of Directors determined that Bankshares should enter into employment and change in control agreements with Mr. Denardo. The Board implemented the change in control provisions in part to insure that Bankshares would be more likely to retain the services of key executives during periods of uncertainty resulting from significant ownership changes, should they occur. As stated previously, on August 31, 2017, Mr. Denardo was appointed to and Mr. Rakes resigned from the positions of President & CEO of the Company.

Employment Agreement with Mr. Denardo

Mr. Denardo has an executive employment agreement with the Company that is dated December 17, 2008, and which became effective on December 31, 2008. It was amended and restated again on March 11, 2015, effective January 1, 2015 (the “employment agreement”). Mr. Denardo’s employment agreement provides for his employment as the Company’s Executive Vice President and for his service in any executive or management position with the Company and its affiliates at an annual base salary of $360,000. Mr. Denardo’s employment agreement had a two-year term and continues for successive one-year terms unless either party provides a one year notice of termination.

Mr. Denardo’s employment agreement states that compensation will be paid and benefits provided for 24 months if the Company terminates his employment “without cause” or if he resigns “for good reason,” as those terms are defined in the employment agreement. “Cause” is defined in the employment agreement as i) continual or deliberate neglect in the performance of job duties or deliberate failure to follow reasonable instructions or Company policies, ii) conviction of or pleading no contest to a felony, a crime of moral turpitude, fraud or embezzlement or any crime for which imprisonment is a possible punishment, iii) a material breach of the agreement, iv) material dishonesty or breach of fiduciary duty with respect to the Company, or v) willful conduct likely to result in material injury to the Company. The employment agreement defines “for good reason” as i) material assignment of duties inconsistent with the position, ii) Company action that results in a material reduction in status, authority or duties, iii) relocation, without consent, more than 50 miles from initial place of employment, and iv) failure by the Company or any successor to comply with the agreement.

The employment agreement does not contain the “for good reason” definition that would allow Mr. Denardo to voluntary terminate during the 30-day period immediately following the first anniversary of a change in control.

The employment agreement also contains provisions which can have the effect of prolonging, enhancing and accelerating Mr. Denardo's benefits and compensation under certain circumstances involving a change in control of the Company. A change in control generally involves circumstances where an individual or group acquires 20% or more of the Company’s stock or a merger occurs which results in a change in the majority of the Company’s Board of Directors and the Company’s stockholders do not constitute a majority of the stockholders in the surviving company. The sale or disposition of all or substantially all of the Company’s assets is also defined as a change in control.

The term of the employment agreement is automatically extended for three years from the date of a change in control and Mr. Denardo is entitled to continue to receive all of his compensation and benefits during that period, except that he becomes entitled to minimum annual stock-based awards equal to 30% of his base salary. In addition, if within two years after a change in control, Mr. Denardo's employment is terminated by the Company “without cause” or by Mr. Denardo “for good reason,” he becomes entitled to receive a lump sum salary continuation benefit equal to 2.99 times his average annual compensation includable in his annual gross income for the period of five years preceding the change in control. He also would be entitled to a continuation of certain executive benefits for 36 months and certain enhancements to his retirement benefits.

The employment agreement for Mr. Denardo includes provisions stating that all payments under the employment agreement are intended either to be outside the scope of Internal Revenue Code Section 409 or to comply with its provisions.

The employment agreement for Mr. Denardo contains provisions requiring the executive officer to maintain the confidentiality of Company information. The agreement provides that Mr. Denardo will not compete with the Company for 24 months after ceasing employment with the Company, unless the termination is by the Company “without cause” or by the executive officer “for good reason” following a change in control.

The following table provides additional information concerning payments to executive officers under an employment agreement upon termination or change in control, assuming this occurred on December 31, 2018.

Name	Benefit	Before Change in Control Termination Without Cause or Resignation For Good Reason ($)		After Change in Control Termination Without Cause or Resignation For Good Reason ($)		Long Term Incapacity ($)		Death ($)
F. Brad Denardo	Post-Termination Compensation	460,375		871,184		---		---
	Welfare & Executive Benefits Continuation	28,724		57,449		---		---
	Officers Salary Continuation Plan	79,493	(1)	86,943	(2)	79,493	(3)	90,000	(4)

(1)

The Officers Salary Continuation Plan early termination benefit is an annual amount commencing at normal retirement payable to the officer for the longer of life or to the officer’s beneficiary for up to 15 years.

(2)

The Officers Salary Continuation Plan change of control benefit is an annual amount commencing at termination payable to the officer for the longer of life or to the officer’s beneficiary for up to 15 years.

(3)	The Officers Salary Continuation Plan disability benefit is an annual amount commencing at normal retirement payable to the officer for the longer of life or to the officer’s beneficiary for 15 years.
(4)	The Officers Salary Continuation Plan death benefit is an annual amount commencing at death payable to the officer’s beneficiary for 15 years.

Retirement Plans

Bankshares maintains several qualified and nonqualified employee benefit plans for employees of participating employers in the plans. These benefit plans are described below.

Qualified Retirement Plans

National Bankshares, Inc. Retirement Income Plan. Until December 31, 2001, NBB maintained a tax-qualified, noncontributory defined benefit retirement plan for qualified employees called the National Bank of Blacksburg Retirement Income Plan (the “NBB Plan”). Effective on December 31, 2001, the NBB Plan was amended; its name was changed to the National Bankshares, Inc. Retirement Income Plan (the “NBI Plan”); and the Bank of Tazewell County Employee Pension Plan (the “BTC Plan”) was merged into the NBI Plan. The NBB (now NBI) Plan became effective on February 1, 1984, when NBB amended and restated its previous pension plan. This plan covers all officers and employees of NBI and its subsidiaries who have reached age twenty-one and have had one year of eligible service on the January 1 or July 1 enrollment dates. Employee benefits are fully vested after five years of service, with no partial vesting. Prior to the December 31, 2001 plan amendment, retirement benefits at the normal retirement age of sixty-five were calculated at 66% of the employee’s average monthly compensation multiplied by the number of years of service, up to a maximum of twenty-five years. After December 31, 2001, retirement benefits at the normal retirement age were calculated at 1.75% of average monthly compensation multiplied by the number of years of service, up to thirty-five years. Added to this is .65% of “excess monthly average compensation” (defined in the NBI Plan as the amount of the average monthly compensation that is in excess of a participant’s monthly Social Security covered compensation, generally the rounded average of the Social Security taxable wage bases) multiplied by the number of years of service, up to thirty-five years. The benefit formula was amended again in 2008 to reduce the benefit formula for future accruals to 1.00% of monthly compensation, multiplied by the number of years of service up to thirty five years. Average monthly compensation is determined by averaging compensation over the five highest paid consecutive years in the employee’s final ten years of employment. Retirement benefits under the NBI Plan are normally payable in the form of a straight life annuity, with ten years guaranteed; but other payment options may be elected. Benefits accrued by participants in the NBB Plan and in the BTC Plan prior to December 31, 2001, will be calculated based upon compensation and service under the old NBB and BTC Plan formulas. Benefits accrued by participants after January 1, 2002, are calculated under the NBI Plan formulas. The compensation covered by the NBI Plan includes the total of all amounts paid to a participant for personal services reported on the participant’s federal income tax withholding statement (Form W-2), except that earnings were limited to $200,000, indexed for the cost of living, until 1994. In 1994, the earnings limit was decreased to $150,000, which is indexed for the cost of living after 1994. For 2018, the limit on compensation was $275,000.

National Bankshares, Inc. Employee Stock Ownership Plan. Bankshares sponsors a non-contributory Employee Stock Ownership Plan (the “ESOP”), in which NBB and NBFS were participating employers for 2018. All full-time employees who are over the age of 21 and who have been employed for one year are eligible to participate. Contributions under the ESOP are discretionary for each participating employer and participants are not permitted to make contributions to the plan. Contributions are allocated to a participant’s account based upon a participant’s covered compensation, which is W-2 compensation. The contributions are fully vested after three years.

National Bankshares, Inc. Retirement Accumulation Plan. Bankshares sponsors the NBI Retirement Accumulation Plan which qualifies under IRS Code Section 401(k) (the “401(k) plan”). For 2018, NBB and NBFS were participating employers. All full-time employees who have six months of service and who are over the age of 21 are eligible to participate. Participants may contribute up to 100% of their total annual compensation to the plan, subject to IRS deferral annual dollar limits. Employee contributions are matched by the employer at 100% for the first 4% of salary contributed and at 50% of the next 2% of salary contributed. Employees are fully vested at all times in contributions and employer match sums.

Nonqualified Retirement Plans

Bank Directors Deferred Compensation Plan. From 1985 to 1989 NBB maintained a voluntary deferred compensation plan for its directors, which permitted a director to defer receipt of a portion of director’s fees for a period of five years. NBB purchased life insurance on all of the participants in amounts that, in the aggregate, actuarially funded its future liabilities under the program. While the insurance policies were purchased to fund the directors’ deferred compensation plan, there is no obligation to use any insurance proceeds from policy loans or death benefits to curtail the deferral compensation liability. Under the terms of the plan, at age 65, a participant or beneficiary receives 120 monthly benefit payments. The plan also provides for 120 monthly payments to the participant’s beneficiary in the event of the participant’s death prior to age 65. Mr. Rakes became entitled to receive 120 months of payments of $1,610.50 beginning at age 65 and began receiving monthly payments on September 1, 2009. In 2018, there were no contributions to the Bank Directors’ Deferred Compensation Plan. The plan had no earnings. These payments are included in “All Other Compensation” in the Summary Compensation Table above for Mr. Denardo and in the Directors’ Compensation Table above for Mr. Rakes.

Officers Salary Continuation Plan. In early 2006, Bankshares and its subsidiaries entered into salary continuation agreements with a select group of Company and subsidiary bank officers, including Mr. Denardo, Mr. Skeens, and Ms. Ramsey. Effective May 24, 2013, Bankshares’ subsidiary entered into a salary continuation agreement with Mr. Mylum. The Salary Continuation Plan benefits are funded by investments in bank subsidiary-owned life insurance policies on the lives of the participating officers. The officers and their beneficiaries are unsecured creditors of NBI and of NBB with respect to the benefits under the Salary Continuation Plan.

Each of the salary continuation agreements provides an annual benefit for the participating officer at normal retirement age (age 65) while in the active service of the Company. The salary continuation agreement benefits are equal to 25.0% of 2008 annual compensation adjusted for inflation, for Mr. Denardo; 25.0% of 2012 annual compensation, adjusted for inflation, for Mr. Skeens; 20.0% of 2012 annual compensation, adjusted for inflation, for Mr. Mylum, and 23.1% of 2016 annual compensation, adjusted for inflation, for Ms. Ramsey. The benefit is payable for the greater of 15 years or the officer’s lifetime. If the officer dies before receiving the annual benefit for 15 years, the benefit is paid to his or her beneficiary for the remainder of that period. A reduced benefit is available upon the officer’s early termination if he or she is 50 years of age or older, upon disability or upon a change in control of the officer’s employer. “Early termination,” “disability” and “change in control” are defined in the salary continuation agreements. A death benefit that is equal in amount to the annual retirement benefit is paid to the officer’s beneficiary for 15 years in the event of the officer’s death while an active employee. No benefit is payable if the officer is terminated for cause, as that term is defined in the agreements.

Under his salary continuation agreement, Mr. Denardo will be paid annual payments of $72,488 at his normal retirement in 2017. On August 1, 2017, at age 65, Mr. Denardo began receiving monthly payments of $6,040.67 based on his agreement. Mr. Skeens’ agreement provides that he will be paid $65,940 annually at his normal retirement in 2031. Mr. Mylum will be paid $48,772 annually at his normal retirement in 2031. Ms. Ramsey’s agreement provides that she will be paid $42,000 annually at her normal retirement in 2033.

In 2016, Bankshares’ subsidiary entered into a new and additional salary continuation agreement with Mr. Denardo (the “2016 Agreement”). The 2016 Agreement provides an additional annual benefit for Mr. Denardo at normal retirement age (defined as age 70) that is payable for the greater of 15 years or the executive’s lifetime and provides for similar provisions related to beneficiaries and reduced or elimination of benefits upon occurrence of certain events. The benefit is based on a percentage (3.8%) of his projected average five year final salary at age 70 and assumes a current salary of $426,000 with 4.0% annual increases. The benefit vests 25% at December 31, 2017 and then 15% for each of the five subsequent years. The 2016 Agreement with Mr. Denardo provides that he will receive an additional annual payment of $17,512.00 beginning July 2, 2022.

Pension Benefits Table

The following table provides additional information about the pension benefits from the National Bankshares, Inc. Retirement Income Plan and from the Officers Salary Continuation Plan for Mr. Denardo, Mr. Skeens, Mrs. Melton, Mr. Mylum, Ms. Ramsey and Mr. Smith.

Pension Benefits Table
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year ($)
F. Brad Denardo	NBI Retirement Income	35	1,691,726	---
	Officers Salary Continuation	n/a	819,957	---
David K. Skeens	NBI Retirement Income	28	406,499	---
	Officers Salary Continuation	n/a	152,595	---
Rebecca M. Melton	NBI Retirement Income	---	---	---
	Officers Salary Continuation	n/a	---	---
Paul M. Mylum	NBI Retirement Income	12	228,788	---
	Officers Salary Continuation	n/a	124,015	---
Lara E. Ramsey	NBI Retirement Income	22	234,687	---
	Officers Salary Continuation	n/a	95,765	---
Mark A. Smith	NBI Retirement Income	2	---	---
	Officers Salary Continuation	n/a	---	---

(1)

For the NBI Retirement Income Plan, based on December 31, 2018 disclosure assumptions: 4.00% interest, RP –2006 Combined Mortality. For the Officers Salary Continuation Plan, based on 2018 assumptions: 5.50% interest.

RISK FROM COMPENSATION POLICIES AND PRACTICES

FOR ALL EMPLOYEES

National Bankshares, Inc. has determined that its conservative compensation policies and practices for all employees are unlikely to create risks that are reasonably likely to have a materially adverse effect on the Company. Substantially all of the compensation paid to the Company’s employees in 2018 was in the form of salary. The Company utilizes a formal salary administration structure that limits annual salary increases to predetermined percentages within salary ranges that are established for each position. The Company's Board has determined that the Company's adoption of the Annual Incentive Plan, which may provide bonus compensation to the CEO (currently Mr. Denardo) and certain executive officers, does not encourage excessive or inappropriate risk taking and is not reasonably likely to have a material adverse effect on the Company, but rather will have a positive effect on the Company and enhance the Company's success.

NOMINATING COMMITTEE

The Company has a standing Nominating Committee that was chaired by Dr. Miller in 2018. Mr. Dye, Mr. Peery, and Dr. Webb served on the Committee. Each of these directors was independent. The Nominating Committee’s sole function is to review and recommend nominees for the Board of Directors. A current copy of the Committee’s Charter is available on the Company’s web site at www.nationalbankshares.com under the “Corporate Governance” tab. The Nominating Committee does not have a specific policy with regard to the consideration of any director candidates recommended by stockholders, because the Committee will evaluate all candidates for directors using the same criteria, regardless of the source of the referral. Stockholders wishing to refer director candidates to the Nominating Committee should do so in writing mailed by first class mail to the Committee, c/o National Bankshares, Inc., P. O. Box 90002, Blacksburg, VA 24062-9002.

In considering candidates for director, the Nominating Committee seeks individuals who meet the following minimum criteria that are set forth in the Committee’s Charter. The candidate must be an individual of the highest character and integrity. He or she must be able to work well with others and must be free of any conflict of interest that would violate law or regulation or interfere with the proper performance of a director’s responsibilities. The candidate should be willing to devote sufficient time to the business of the Board. Finally, he or she should have the capacity to represent the best interests of the stockholders as a whole in a balanced way. The Nominating Committee insures that the Board of Directors will have a sufficient number of independent directors to fill all Board and Committee positions that require independent directors. In addition, the Nominating Committee seeks directors who have good business experience as well as directors who have experience in academia and public service. The Committee looks for directors who are knowledgeable about and who reside in the locations in which the Company and its subsidiaries do business and who have the ability and willingness to refer new business to the Company. While there is no formal policy regarding consideration of diversity in identifying director nominees, the Nominating Committee seeks candidates who reflect the Company’s belief that gender and ethnic diversity provide additional perspectives that are helpful to the Board of Directors. As a result, the Nominating Committee considers the additional diversity a candidate may add to the overall membership mix of the Board to be a positive factor in the selection of a nominee. The Board believes that its policy of seeking diverse Directors has been moderately successful.

The Nominating Committee actively solicits the names of potential Board candidates from the directors and officers of Bankshares and, as stated here, will consider candidates suggested by stockholders. Information about potential candidates is sought from diverse sources, and the Nominating Committee compares the experience, expertise and personal qualities of the potential candidates with the experience, expertise, and personal qualities that are identified as being desirable for the Board of Directors at any given time.

AUDIT COMMITTEE REPORT

The Audit Committee has a charter that was last amended on February 11, 2004. The Charter reflects standards set forth in SEC regulations and NASDAQ Listing Rules, and it is posted on the Company’s web site at www.nationalbankshares.com.

The Audit Committee monitors the integrity of Bankshares’ financial reporting process and its systems of internal controls concerning finance, accounting and legal compliance. Each of the Audit Committee members satisfies the definition of an independent director as established in the listing standards for the NASDAQ Stock Market. Although each member of the Audit Committee has extensive business experience, the Committee has identified Dr. Lewis as the financial expert, because he has a background which involves financial oversight responsibilities. Dr. Lewis oversaw the preparation of financial statements in his past role as President of New River Community College. He previously served as the College’s Chief Financial Officer. The Committee was chaired by Dr. Lewis. Mr. Ball, Dr. Dooley, Mr. Reynolds, and Dr. Webb served on this Committee

The Audit Committee is responsible for overseeing the Company’s overall financial reporting process. In fulfilling its oversight responsibilities for the financial statements for fiscal year 2018, the Audit Committee:

●   Monitored the preparation of quarterly and annual financial reports by the Company’s management;

●   Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2018 with management and YHB, the Company’s independent registered public accountant;

●   Discussed with management, YHB and the Company’s Corporate Auditor the adequacy of the system of internal controls;

●   Discussed with YHB the matters required to be discussed by the auditing standards of the Public Accounting Oversight Board, including Auditing Standard No. 1301 "Communications with Audit Committees," and Rule 2-07 of Regulation S-X promulgated by the SEC, as modified or supplemented;

●   Received written disclosures and a letter from YHB as required by applicable requirements of the Public Company Accounting Oversight Board ("PCAOB"), including PCAOB Rule 3526, regarding YHB’s communications with the Audit Committee concerning independence. The Audit Committee discussed with YHB its independence.

●   Conducted an assessment of the Company’s relationship with YHB and evaluated YHB’s performance and the quality of audits.

The following fees were paid to Yount, Hyde & Barbour, P.C., Certified Public Accountants & Management Consultants, for services provided to Bankshares for the years ended December 31, 2018 and December 31, 2017. The Audit Committee determined that the provision of non-audit services by Yount, Hyde & Barbour did not compromise the firm’s ability to maintain its independence.

 Principal Accounting Fees and Services

	2018		2017
	Fees ($)	Percentage	Fees ($)	Percentage
Audit fees	127,825	80%	125,350	75%
Audit-related fees	23,550	14%	32,575	20%
Tax fees	9,351	6%	8,750	5%
	160,726	100%	166,675	100%

Audit fees: Audit and review services and review of documents filed with the SEC and the audit of the effectiveness of the Company’s internal control over financial reporting.

Audit-related fees: Employee benefit plan audits and consultation concerning financial accounting and reporting standards.

Tax fees: Preparation of federal and state tax returns, review of quarterly estimated tax payments and consultation concerning tax compliance issues.

The Audit Committee meets and specifically approves in advance the provision of all services of Yount, Hyde & Barbour, P.C.

EXPENSES OF SOLICITATION

The cost of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, directors, officers and regular employees of the Company, NBB and NBFS may solicit proxies personally or by telephone, telegraph, facsimile, or other electronic means without additional compensation. It is contemplated that brokerage houses and nominees will be requested to forward proxy solicitation material to the beneficial owners of the stock held of record by such persons, and the Company may reimburse them for their charges and expenses in this connection.

2020 STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the proxy materials of Bankshares for the 2020 Annual Meeting of Stockholders, a stockholder proposal intended to be presented at the Meeting must be delivered to Bankshares’ headquarters at 101 Hubbard Street, Blacksburg, Virginia, 24060, or received by mail at P.O. Box 90002, Blacksburg, Virginia 24062-9002, no later than December 1, 2019. The Company’s bylaws provide that a stockholder must give timely advance notice in writing to the President and CEO, F. Brad Denardo, in order to bring business before an Annual Meeting of Stockholders, if the proposal is not to be included in the Company’s proxy statement. To bring business before the 2020 Annual Meeting, a stockholder notice must be delivered to 101 Hubbard Street, Blacksburg, 24060, or received by mail at P.O. Box 90002, Blacksburg, Virginia 24062-9002, no later than April 13, 2020. Other than the proposals contained in this proxy statement, the Board of Directors has not received timely notice of any other matter that may come before the 2019 Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Lara E. Ramsey Corporate Secretary

Blacksburg, Virginia

March 29, 2019

BANKSHARES IS PROVIDING STOCKHOLDERS WITH A COPY OF THE ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2018, INCLUDING FINANCIAL STATEMENTS (BUT NOT INCLUDING EXHIBITS), FREE OF CHARGE, WITH THIS PROXY STATEMENT. STOCKHOLDERS AS OF THE RECORD DATE MAY OBTAIN ADDITIONAL COPIES OF THE FORM 10-K AND COPIES OF EXHIBITS TO THE FORM 10-K BY MAKING A WRITTEN REQUEST TO: LARA E. RAMSEY, CORPORATE SECRETARY, NATIONAL BANKSHARES, INC., P.O. BOX 90002, BLACKSBURG, VIRGINIA 24062-9002.

NATIONAL BANKSHARES, INC. 101 Hubbard Street Blacksburg, VA 24060 P.O. Box 90002 Blacksburg, VA 24062-9002 PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD

OF DIRECTORS

The undersigned hereby appoints Lindsay Coleman, of Blacksburg, Virginia and L. Allen Bowman of Blacksburg, Virginia, or each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of Common Stock of National Bankshares, Inc. held of record by the undersigned on March 13, 2019, at the Annual Meeting of Stockholders to be held on May 14, 2019, or at any adjournments thereof.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The Board of Directors recommends you vote FOR the following:

To withhold authority to vote for any individual nominee (s), mark “For All Except” and write the name (s) of the nominees (s) on the line below.

Vote on Directors			FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
1.	Election of Three Class 2 Directors to serve a term of three years each until the 2022 Annual Meeting.		☐	☐	☐
Nominees:
	01)	F. Brad Denardo
	02)	John E. Dooley
	03)	Norman V. Fitzwater, III

The Board of Directors recommends you vote (2) FOR the non-binding advisory vote to approve the compensation of our named executive officers; and (3); FOR the ratification of the appointment of Yount, Hyde, & Barbour, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

Vote on Proposals		FOR	AGAINST	ABSTAIN
2.	Cast a non-binding advisory vote to approve the compensation of our named executive officers.	☐	☐	☐

3.	Ratification of the appointment of Yount, Hyde & Barbour P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐

When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder. If no direction is made the proxy will be voted “for” Proposals 1, 2, and 3 as set forth above.

Please sign exactly as your name appears below. Joint owners should each sign personally. When signing as attorney, executor, trustee, guardian or other fiduciary, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature	Date	Signature if held jointly	Date

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING

THE ENCLOSED POSTAGE-PAID ENVELOPE.